EIGHTH AMENDMENT, dated as of March 28, 1996 (this "Amendment"), to the Loan and Security Agreement, dated as of December 15, 1993 (as heretofore amended, supplemented or otherwise modified, the "Loan Agreement"), between BankAmerica Business Credit, Inc. (the "Lender") and Grossman's Inc. (the "Borrower").


                      W I T N E S S E T H :


     WHEREAS, the Lender and the Borrower are parties to the Loan
Agreement;

     WHEREAS, the Borrower has requested that the Lender amend the Loan Agreement in certain respects; and

     WHEREAS, the Lender is willing to agree to such amendment but only on the terms and conditions set forth herein;

     NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

     Section 1. Defined Terms. Unless otherwise defined herein, capitalized terms used herein have the respective meanings ascribed thereto in the Loan Agreement.

     Section 2. Amendment of Loan Agreement. The Loan Agreement shall be, and upon the fulfillment of the conditions set forth in
Section 4 hereof is, amended as follows:

          2.1 The first WHEREAS clause of the Loan Agreement is hereby amended by deleting the amount "$60,000,000" contained therein and substituting therefor the amount "$40,000,000".

          2.2  Section 1.1 of the Loan Agreement (Defined Terms)
is hereby amended by:

          (a) deleting the amount "$75,000,000" in the definition "Availability" and substituting therefor the amount
"$40,000,000".

          (b) adding the following sentence to the end of the definition "Eligible Accounts":

          "Notwithstanding anything herein, in no event shall any Accounts created by the Eastern Division of the Borrower be considered Eligible Accounts."

          (c) adding the following sentence to the end of the definition Eligible Inventory:

          "Notwithstanding anything herein, in no event shall any Inventory of the Eastern Division of the Borrower be considered Eligible Inventory."

          (d) adding the following definitions in the correct alphabetical order:

          "'Eastern Division' means the division of the Borrower whose stores use the tradename "Grossman's" and are located in Massachusetts, New York, Vermont, New Hampshire, Maine,
     Connecticut, Pennsylvania and Rhode Island.

          'Gordon Brothers' means Gordon Brothers Partners, Inc., a Massachusetts corporation.

          'Gordon Brothers Agency Agreement' means the Agency Agreement between the Borrower and Gordon Brothers in substantially the form of Exhibit G hereto, as originally executed and as amended, modified or supplemented from time to time in accordance with the terms thereof and hereof.

          'Gordon Brothers Security Agreement' means the Security Agreement (Grossmans) between the Borrower and Gordon Brothers in substantially the form of Exhibit H hereto, as originally executed and as amended, modified or supplemented from time to time in accordance with the terms thereof and hereof.

          'Sale Inventory' has the meaning set forth in clause
     (l) of the definition Permitted Liens."

          (e) (i) deleting the word "and" at the end of clause (j) of the definition "Permitted Liens", (ii) deleting the period at the end of clause (k) of such definition and substituting ; and therefor and (iii) adding the following clause (l) to such definition:

          (l) Liens by the Borrower in favor of Gordon Brothers granted under the Gordon Brothers Security Agreement in that inventory (and proceeds thereof) of the Eastern Division of the Borrower which is located at those stores of the Borrower set forth on Exhibit 1 to the form of Gordon Brothers Agency Agreement attached hereto as Exhibit G on the respective dates that Gordon Brothers commences taking inventory at each such location as provided in Section 2(a) of the Gordon Brothers Agency Agreement (the Sale Inventory); provided that such inventory lien shall not be granted until such time as the Lender receives for application to the payment of the Obligations cash in an amount not less than 80% of the Guaranteed Amount (as defined in the Gordon Brothers Agency Agreement) for all the Sale Inventory and such inventory lien shall in no event cover any other inventory (or proceeds thereof) of the Borrower.

          2.3 Section 2.1 of the Loan Agreement (Total Facility) is hereby amended by deleting the amount "$75,000,000" contained therein and substituting therefor the amount "$40,000,000".

          2.4  Section 2.3 of the Loan Agreement (Letters of
Credit) is hereby amended by deleting the amount "$15,000,000" contained therein and substituting therefor the amount
"$12,000,000".

          2.5  Section 7.2 of the Loan Agreement (Financial
Information) is hereby amended by adding the following clause (n) thereto:

         "(n) On a daily basis, an inventory report for each Contractor's Warehouse store of the Borrower for the immediately preceding day."

          2.6 Section 9.5 of the Loan Agreement (Mergers, Consolidations, Acquisitions, or Sales) is hereby amended by
(i) deleting the word "and" immediately before clause (vi) thereof and substituting a comma therefor and (ii) adding the following immediately before the period at the end of such section:

          ", (vii) the Borrower may, pursuant to documentation satisfactory to the Lender, sell to Goldman Sachs the promissory note dated September 26, 1995 by KMart to the order of the Borrower in the original principal amount of $15,800,000 for a cash purchase price of not less than $13,035,000, with respect to which an amount equal to the net cash proceeds thereof may be applied to the payment of the Obligations and (viii) the Borrower may sell the Sale Inventory in accordance with the terms of the Gordon Brothers Agency Agreement so long as at such time as the Borrower shall be entitled under the terms of the Gordon Brothers Agency Agreement to receive any monies from the sale of any such inventory, the Borrower shall cause Gordon Brothers to remit same directly to the Lender in immediately available funds in U.S. Dollars, such monies to be applied to the payment of the Obligations"

          2.7 Section 9.9 of the Loan Agreement (Debt) is hereby amended by (i) deleting the word "and" at the end of clause (h) thereof, (ii) deleting the period at the end of clause (i) thereof and substituting "; and" therefor and (iii) adding the following clause (j) thereto:

         "(j)  Debt under the Gordon Brothers Agency Agreement."

          2.8 A new Section 9.12 is added to the Loan Agreement and reads as follows:

          "9.12 "Availability. The Borrower shall at all times cause Availability (less, if the real estate loan to a Subsidiary of the Borrower contemplated by the Letter of Intent, dated March 22, 1996, from Gordon Brothers to the Borrower shall close, the aggregate amount of all payables owing by the Borrower which are more than sixty days (thirty days from June 30, 1996 and thereafter) overdue on the date of determination) to be not less than $2,500,000; it being agreed notwithstanding Section 11.1 hereof that the failure of the Borrower to comply with the foregoing covenant on any particular date shall constitute an Event of Default if the Borrower is not in compliance with this
     Section 9.12 within 5 Business Days after such date."

          2.9 Sections 9.18 (Capital Expenditures), 9.20 (Minimum Interest Coverage), 9.21 (Adjusted Tangible Net Worth),
9.22 (Fixed Maturity Coverage), 9.24 (Sufficient Cash From Asset Sales) and 9.25 (Proceeds of Store Sales and Note) of the Loan Agreement are deleted in their entirety.

          2.10 New Section 9.26 is added to the Loan Agreement and reads as follows:

          "9.26 Amendments. The Borrower shall not directly or indirectly amend, modify, supplement, waive compliance with, or assent to noncompliance with, any term or provision of the Gordon Brothers Agency Agreement or the Gordon Brothers Security Agreement."

          2.11 New Exhibits G and H to the Loan Agreement are added and read as set forth on Exhibit 2.11 hereto.

     Section 3.  Representations and Warranties.  To induce the
Lender to enter into this Amendment, the Borrower hereby represents and warrants to the Lender as follows, with the same effect as if such representations and warranties were set forth in the Loan Agreement:

          (a) The Borrower has the corporate power and authority to enter into this Amendment, the Gordon Brothers Agency Agreement and the Gordon Brothers Security Agreement and has taken or will take all corporate action required to authorize or ratify its execution, delivery and performance of such agreements and its performance of the Loan Agreement, as amended hereby (as so amended, the "Amended Agreement"). Each of this Amendment, the Gordon Brothers Agency Agreement and the Gordon Brothers Security Agreement has been duly executed and delivered by the Borrower and each such agreement and the Amended Agreement constitutes the valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms. The execution, delivery and performance by the Borrower of this Amendment, the Gordon Brothers Agency Agreement, the Gordon Brothers Security Agreement and the Amended Agreement will not violate the certificate of incorporation or by-laws of the Borrower or any agreement or legal requirement binding on the Borrower.

          (b) On the date hereof and after giving effect to the terms of this Amendment, (i) the Loan Agreement and the other Loan Documents are in full force and effect and constitute the Borrower's binding obligations, enforceable against the Borrower in accordance with their respective terms; (ii) no Event or Event of Default has occurred and is continuing; and (iii) the Borrower does not have any defense to or setoff, counterclaim or claim against payment of the Obligations and enforcement of the Loan Documents based upon a fact or circumstance existing or occurring on or prior to the date hereof.

     Section 4.  Effectiveness.  This Amendment shall be
effective upon fulfillment of the following conditions:

          (a) the receipt by the Lender of a counterpart hereof duly executed by the Borrower;

          (b) the receipt by the Lender of immediately available funds in U.S. dollars in an amount not less than $23,700,000 from monies payable to the Borrower under the Gordon Brothers Agency Agreement to be applied to the payment of the Obligations; and

          (c)  immediately after giving effect to the
effectiveness of this Amendment and the consummation of the transactions contemplated hereby and by the Gordon Brothers
Agency Agreement, there shall exist no Event, Event of Default or event of default under any of the Gordon Brothers Agency
Agreement or Gordon Brothers Security Agreement.

     Section 5. Subordination. Effective upon the effectiveness of this Amendment, the Lender agrees that, from and after the Lender's receipt in immediately available funds in U.S. dollars of 80% of the Guaranteed Amount (as such term is defined in the Gordon Brothers Agency Agreement as defined in Section 2.2(d) hereof) for all Sale Inventory (as such term is defined below), the Lender's security interest and lien in the Sale Inventory and all proceeds thereof shall be subordinated to the security interest and lien of Gordon Brothers Partners, Inc. therein created under the Gordon Brothers Security Agreement (as such term is defined in Section 2.2(d) hereof). "Sale Inventory" means that inventory of the Eastern Division (as such term is defined in Section 2.2(d) hereof) of the Borrower which is located at those stores of the Borrower set forth on Exhibit 1 to the form of Gordon Brothers Agency Agreement attached hereto as part of Exhibit 2.11 on the respective dates that Gordon Brothers Partners, Inc. commences inventory taking at each such store as provided in Section 2(a) of the Gordon Brothers Agency Agreement. In no event shall the foregoing subordination cover any other inventory of the Borrower (or any proceeds, including, without limitation, receivables, thereof). The subordination provided in this Section 5 is for the sole benefit of Gordon Brothers Partners, Inc. and such Person may rely on this Section 5. The agreements made in this Section 5 are solely for the purpose of establishing the relative priorities of the Lender and Gordon Brothers Partners, Inc. and there are no other Persons (including, without limitation, the Borrower or any trustee in bankruptcy) who are intended to be benefitted in any way by this
Section 5.

     Section 6. Agency Agreement As Collateral. The Borrower acknowledges that all right, title and interest of the Borrower to receive monies under the Gordon Brothers Agency Agreement constitutes Collateral.

     Section 7. Limited Effect. This Amendment shall be limited solely to the matters expressly set forth herein and shall not
(a) constitute an amendment of any other term or condition of the Loan Agreement or of any instrument or agreement referred to therein or (b) prejudice any right or rights which the Lender may now have or may have in the future under or in connection with the Loan Agreement or any instrument or agreement referred to therein. Except as expressly amended hereby, all of the covenants and provisions of the Loan Agreement are and shall continue to be in full force and effect.

     Section 8.  GOVERNING LAW.  THIS AMENDMENT SHALL BE GOVERNED
BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE
INTERNAL LAWS OF THE STATE OF NEW YORK.

     Section 9. Counterparts. This Amendment may be executed by the parties hereto in any number of separate counterparts, each of which shall be an original, and all of which taken together shall be deemed to constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective proper and duly authorized officers as of the day and year first above written.

                              BANKAMERICA BUSINESS CREDIT, INC.


                              By:  ____________________________
                                   Name:
                                   Title:


                              GROSSMAN'S INC.


                              By:  ____________________________
                                   Name:
                                   Title:



Exhibit 2.11

              [Exhibits G and H to Loan Agreement]